UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 30, 2006
ZIPREALTY, INC.
(Exact name of registrant as specified in its charter)
000-51002
( Commission File Number )

Delaware (State or other jurisdiction of incorporation)	94-3319956 (I.R.S. Employer Identification No.)
2000 Powell Street, Suite 300
Emeryville, CA 94608
(Address of principal executive offices, with zip code)
(510) 735-2600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.
     On August 30, 2006, ZipRealty, Inc. (the “Company”) publicly announced that Richard F. Sommer has agreed to serve as the Chief Executive Officer of the Company.
     Under the terms of Mr. Sommer’s offer letter, Mr. Sommer will commence serving as Chief Executive Officer on September 6, 2006. Mr. Sommer will receive an annual base salary of $400,000 and be eligible to earn a target incentive bonus of 100% of base salary. Any bonus earned in 2006 will be pro-rated from the start date through the end of the year. Mr. Sommer will also receive a starting bonus of $100,000 which he will be required to return to the Company if his employment with the Company terminates within six months of his start date except for certain specified reasons. In the event that Mr. Sommer’s employment is terminated by the Company without cause or by him for certain specified reasons, he will be entitled to the payment of severance equal to six months’ salary plus 50% of the average of the annual incentive bonuses that he was paid with respect to the two preceding years; provided that such bonus calculation will be adjusted if the termination occurs on or prior to December 31, 2008.
     The Company also agreed to grant Mr. Sommer a non-statutory stock option to purchase 1,250,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The shares will vest and become exercisable at the rate of 25% of the total number of shares on the one year anniversary of the date of grant and 1/48th of the total number of shares on the first day of each month thereafter so long as Mr. Sommer is employed by the Company. In the event that Mr. Sommer’s employment is terminated by the Company without cause or by Mr. Sommer for certain specified reasons prior to and not in connection with a change of control or after 18 months following a change of control, the stock option will vest and become exercisable with respect to an additional 12.5% of the total number of shares subject to the option. In the event of a change of control of the Company and either Mr. Sommer’s stock option is not assumed by the acquiror or his option is assumed but his employment is terminated by the Company or the acquiror without cause or by Mr. Sommer for certain specified reasons either in connection with the change of control or within 18 months following the change of control, the stock option will immediately vest and become exercisable as to 100% of the shares subject to the option. The non-statutory stock option is subject to the terms of the stock option award agreement, a copy of which is filed as an exhibit to this report.
     The foregoing summary is subject in its entirety to the provisions of the offer letter and stock option award agreement, a copy of which are filed as exhibits to this report.
     Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     As described above, the Board of Directors of the Company has approved the appointment of Mr. Sommer as the Company’s Chief Executive Officer. Upon the commencement of his employment, Mr. Sommer will also join the Board of Directors of the Company as a Class III director with a term expiring at the Company’s Annual Meeting to be held in 2007. The descriptions of the offer letter and the stock option award agreement set forth above in Item 1.01 of this Form 8-K are incorporated into this Item 5.02 by reference.

     Prior to joining the Company, Mr. Sommer, age 45, served as an executive officer at several companies in the real estate and mortgage industries. From August 2004 until June 2006, Mr. Sommer served as Chief Executive Officer of Homegain.com, Inc., a leading online source for connecting real estate professionals with homebuyers and sellers. From December 2002 until August 2004, Mr. Sommer was Senior Vice-President of Business Development of Mortgage Bank and President of the Loanworks Division at Indymacbank, Inc., a publicly held mortgage bank. From November 2000 until May, 2002, Mr. Sommer served as President and Managing Director at Realtor.com, a publicly held leading supplier of online media and technology to the real estate industry. Mr. Sommer began his career at McKinsey and Company where he spent thirteen years as a consultant. Mr. Sommer holds a Juris Doctor degree from Stanford Law School, a Master’s degree in international relations from Oxford University, and a Bachelor of Arts degree in politics from Princeton University.
     A copy of the press release announcing Mr. Sommer’s appointment is attached as exhibit 99.1 hereto.
Item 9.01   Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Offer Letter to Richard F. Sommer dated August 24, 2006.

10.2	Form of Stock Option Award Agreement between Company and Richard F. Sommer to be dated September 6, 2006.

99.1	Press release dated August 30, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC. a Delaware corporation
Date: August 30, 2006	By:	/s/ Gary M. Beasley
Gary M. Beasley
President and Chief Financial Officer

Exhibits	Description

10.1	Offer Letter to Richard F. Sommer dated August 24, 2006.

10.2	Form of Stock Option Award Agreement between Company and Richard F. Sommer to be dated September 6, 2006.

99.1	Press release dated August 30, 2006.

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